Exhibit 99.6

Ford Motor Company and Subsidiaries
CONDENSED SECTOR STATEMENT OF CASH FLOWS
For the Periods Ended September 30, 2003 and 2002
(in millions)

	Nine Months 2003		Nine Months 2002

		Financial		Financial
	Automotive	Services	Automotive	Services

	(unaudited)		(unaudited)
Cash and cash equivalents at January 1	$5,180	$7,070	$4,064	$3,133

Cash flows from operating activities before securities trading	4,875	13,318	10,877	11,457
Net sales/(purchases) of trading securities	1,516	(166)	(4,698)	(53)

Net cash flows from operating activities	6,391	13,152	6,179	11,404
Cash flows from investing activities
Capital expenditures	(5,568)	(271)	(4,632)	(452)
Acquisitions of receivables and lease investments	—	(42,305)	—	(60,461)
Collections of receivables and lease investments	—	33,921	—	38,204
Net acquisitions of daily rental vehicles	—	(1,487)	—	(1,658)
Purchases of securities	(7,356)	(490)	(1,460)	(423)
Sales and maturities of securities	4,136	589	1,232	390
Proceeds from sales of receivables and lease investments	—	15,781	—	28,237
Proceeds from sale of businesses	77	204	—	—
Repayment of debt from discontinued operations	—	1,421	—	—
Net investing activity with Financial Services	2,975	—	409	—
Cash paid for acquisitions	—	—	(22)	—
Cash recognized on consolidation of joint ventures	256	—	—	—
Other	696	20	(72)	690

Net cash (used in)/provided by investing activities	(4,784)	7,383	(4,545)	4,527
Cash flows from financing activities
Cash dividends	(549)	—	(555)	—
Net sales/(purchases) of Common Stock	(43)	—	196	—
Proceeds from mandatorily redeemable convertible preferred securities	—	—	4,900	—
Changes in short-term debt	(179)	3,405	(123)	(13,332)
Proceeds from issuance of other debt	883	16,338	281	13,991
Principal payments on other debt	(689)	(23,173)	(736)	(13,193)
Net financing activity with Automotive	—	(2,975)	—	(409)
Other	(6)	9	(20)	60

Net cash (used in)/provided by financing activities	(583)	(6,396)	3,943	(12,883)
Effect of exchange rate changes on cash	188	286	(14)	207
Net transactions with Automotive/Financial Services	425	(425)	(966)	966

Net increase/(decrease) in cash and cash equivalents	1,637	14,000	4,597	4,221

Cash and cash equivalents at September 30	$6,817	$21,070	$8,661	$7,354